EXHIBITS 5.1 and 23.1
OPINION AND CONSENT OF PROSKAUER ROSE LLP

Proskauer Rose LLP
1585 Broadway
New York, New York 10036

October 28, 2003

Andrx Corporation
4955 Orange Drive
Davie, Florida 33314

Dear Sirs:

     We are acting as counsel to Andrx Corporation, a Delaware corporation (“Andrx”), in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by Andrx under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to 250,000 shares of Andrx Corporation – Andrx Group common stock, par value $.001 per share (the “Common Stock”), that may be issued pursuant to the Andrx Corporation Employee Stock Purchase Plan, as amended (the “Plan”). The 250,000 shares of Common Stock that may be issued pursuant to the Plan are collectively referred to as the “Shares.”

     We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also assumed, without investigation, the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and will be validly issued, fully paid and non-assessable upon issuance of the Shares in accordance with the Plan.

     The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

xxx	Very truly yours,

/s/ Proskauer Rose LLP